Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact: Bill Ulland	For Immediate Release
Chairman, President & CEO	February 27, 2017
(218) 628-2217

IKONICS REPORTS 2016 RESULTS

DULUTH, MN - IKONICS Corporation (NASDAQ:IKNX), a Duluth-based imaging technology company announced 2016 financial results.

IKONICS CEO Bill Ulland said: “This has been a year of contrasts for IKONICS.  Sales of Advanced Material Solutions (AMS), our aerospace business, grew 66% over 2015. Most of these sales were to one customer, and we expect that this business will continue for future years.  AMS has achieved industry recognition for service and quality. We are anticipating additional business from three potential new customers in 2017 and 2018.

“IKONICS Imaging also had a good year, with sales up 8% over 2015, driven primarily by a new customer, which is continuing to increase its orders. We expect to introduce a new, patent-applied-for product to this market this year, which we believe will be an important contributor to sales and profits.”

Ulland noted that DTX, IKONICS’ automotive-based product line, experienced a 15% decline in sales, mirroring the segment of the automotive market the company serves. But based on firm orders in house, he expects that decline to reverse in the first half of 2017 and generate good sales and profits.

“Our traditional domestic screen print supply business was down 3%, reflecting the mature nature of this market. To counteract this, we are making a major effort in the growing printed electronics sector where we are developing a unique product that allows the printing of very fine circuits for touch pads, wearable electronics, antennas and other applications.  This is a large market that could bring us significant profits,” he said.

Ulland continued: “Our international business was down 8%, reflecting the strong dollar and a weak world economy.  We are looking for the printed electronics market described above and the new product being developed for IKONICS Imaging to improve our export business.”

“For the year, overall sales were flat with 2015, with AMS and Ikonics Imaging countering the decline in International and DTX,” Ulland said. “Unfortunately, we were hit with a large unforeseen increase in health care expenses in the fourth quarter of 2016. For the year, our employee health care costs were $721,000 compared to $408,000 in 2015.  This resulted in a loss of $0.03 per diluted share for the year compared to 2015 earnings of $0.07 per diluted share. Without the $313,000 increase in healthcare costs, pre-tax earnings on a non-GAAP basis(1) would have increased by 8% over 2015.”

(1)  Reconciliation to GAAP figure below.

This press release contains forward-looking statements regarding sales, gross profits, net earnings, balance sheet position, new products, new business initiatives and facilities expansion that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, downturns in the aerospace or automotive industries, unexpected production delays by customers using the Company’s products, competitive market conditions, changes in consumer preferences, inability to commercialize technologies the Company is developing on the anticipated timeline or at all, acceptance of new products the Company offers, introduction of new products or technologies by competitors, unexpected capital expenditure requirements, delays in completing planned expansions, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Forms 10-K, and 10-Q, and other reports on file with the SEC.

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NASDAQ Listed: IKNX

IKONICS Corporation

CONDENSED STATEMENTS OF OPERATIONS

For the Three and Twelve Months Ended December 31, 2016 and 2015

	Three Months Ended		Twelve Months Ended
	12/31/16	12/31/15	12/31/16	12/31/15
Net Sales	$4,752,612	$4,767,899	$17,569,901	$17,562,066
Cost of goods sold	3,002,061	2,981,392	11,332,991	11,417,474
Gross profit	1,750,551	1,786,507	6,236,910	6,144,592
Operating Expenses	1,661,858	1,478,993	6,258,914	5,923,774
Earnings (loss) from operations	88,693	307,514	(22,004)	220,818
Interest Expense	(21,502)	—	(58,222)	—
Other	4,484	158	11,165	4,189
Income (loss) before income taxes	71,675	307,672	(69,061)	225,007
Income tax expense (benefit)	65,415	88,198	(4,000)	90,000
Net income (loss)	$6,260	$219,474	$(65,061)	$135,007
Earnings (loss) per common share-basic and diluted	$0.00	$0.11	$(0.03)	$0.07
Average diluted shares outstanding	2,018,831	2,018,490	2,018,649	2,018,591

Condensed Balance Sheets

As of December 31, 2016 and December 31, 2015

	12/31/2016	12/31/2015
Assets
Current assets	$9,045,472	$6,721,891
Property, plant, and equipment, net	8,912,395	7,957,330
Intangible assets, net	338,127	336,096
	$18,295,994	$15,015,317
Liabilities and Stockholders’ Equity
Current liabilities	$1,313,377	$1,135,102
Deferred income taxes	446,000	385,000
Long-term debt	3,077,457	—
Stockholders’ equity	13,459,160	13,495,215
	$18,295,994	$15,015,317

CONDENSED STATEMENTS OF CASH FLOWS

For the Twelve Months Ended December 31, 2016 and 2015

	12/31/2016	12/31/2015
Net cash provided by operating activities	$916,947	$1,466,061
Net cash used in investing activities	(5,316,572)	(1,153,809)
Net cash provided by financing activities	3,199,872	—

Net increase (decrease) in cash and cash equivalents	(1,199,753)	312,252
Cash and cash equivalents at beginning of period	2,248,466	1,936,214

Cash and cash equivalents at end of period	$1,048,713	$2,248,466

RECONCILIATION OF GAAP TO NON-GAAP PRE-TAX EARNINGS

We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We have provided non-GAAP pre-tax earnings to assist investors in comparing earnings on a year-over-year basis and because management believes it is a useful metric in evaluating ongoing performance of our company. Reconciliation to the comparable GAAP measure is below.

	Twelve Months Ended
	12/31/16	12/31/15
GAAP pre-tax earnings (loss)	$(69,061)	$225,007
Percentage decrease from prior fiscal year	(131)%	—
Add: Increase in health care costs	313,000	—
Non-GAAP pre-tax earnings	$243,939	$225,007
Percentage increase from prior fiscal year	8%	—